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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement
(Form S-8) pertaining to the Provident Companies, Inc. Stock Plan of 1999, the Provident Companies, Inc. Non-Employee Director Compensation Plan of 1998, the Employee Stock Option Plan of 1998, and the Amended and Restated Annual Management Incentive Compensation Plan of 1994; all of Provident Companies, Inc. of our report dated February 9, 1999 with respect to the consolidated financial statements and schedules of Provident Companies, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP

Chattanooga, Tennessee
June 28, 1999